UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2006

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19793 (Commission File Number)	84-11698358 (I.R.S Employer Identification No.)

303 East 17th Avenue, Suite 660, Denver, Colorado (Address of principal executive offices)	80203 (Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
          On May 5, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Metretek Technologies, Inc., a Delaware corporation (the “Company”), established the performance criteria and awards under the Company’s Executive Incentive Compensation Plan (the “Incentive Plan”) for the fiscal year ending December 31, 2006 (“fiscal 2006”). For fiscal 2006, W. Phillip Marcum, the President and Chief Executive Officer of the Company, and A. Bradley Gabbard, the Executive Vice President and Chief Financial Officer of the Company, will receive cash bonuses under the Incentive Plan under a formula based upon the Company achieving certain targets pertaining to the Company’s consolidated net income (before bonus payments under the Incentive Plan) in fiscal 2006. The maximum bonus for the Company achieving these targets is 125% of base salary.
          In addition to the foregoing target bonuses, if the Company’s consolidated net income (before bonus payments under the Incentive Plan) in fiscal 2006 exceeds a certain threshold level, then a bonus pool will be created based upon the Company’s consolidated net income (before Incentive Plan bonuses) in excess of such level, and Messrs. Marcum and Gabbard, as well as other executive officers and key employees of the Company selected in the discretion of the Compensation Committee, will be eligible to receive cash bonuses or, in lieu thereof in the discretion of the Compensation Committee, stock awards, out of such bonus pool, based upon individual performance and contribution to Company performance.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.
By:	/s/ W. Phillip Marcum
W. Phillip Marcum
President and Chief Executive Officer

Dated: May 8, 2006

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